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                                                                    EXHIBIT 23.1

                         CONSENT OF ARTHUR ANDERSEN LLP




The Board of Directors and Shareholders
Insteel Industries, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 33-01032, 33-40410, 33-35316, 33-61887, 33-61889 and 333-48011) of
Insteel Industries, Inc. of our reports dated October 15, 1999, relating to the consolidated balance sheets of Insteel Industries, Inc. and subsidiaries as of October 2, 1999 and October 3, 1998, and the related consolidated statements of earnings, shareholders' equity and cash flows for the three years ended October 2, 1999, October 3, 1998 and September 30, 1997, and related schedule for the years ended October 2, 1999, October 3, 1998 and September 30, 1997, which reports appear in the October 2, 1999 annual report on Form 10-K of Insteel Industries, Inc.



ARTHUR ANDERSEN LLP

Charlotte, North Carolina
December 15, 1999.